Exhibit (d) (v)

SCHEDULE A

Fund	Expense Limit

Schwab Tax-Free Bond Fund	49 bps

Schwab California Tax-Free Bond Fund	49 bps

Schwab Tax-Free YieldPlus Fund	49 bps

Schwab California Tax-Free YieldPlus Fund	49 bps

Schwab YieldPlus Fund	43 bps

Schwab Short-Term Bond Market Fund	29 bps

Schwab Total Bond Market Fund	29 bps

Schwab GNMA Fund	55 bps

Schwab Inflation Protected Fund	19 bps

Schwab Premier Income Fund	45 bps

Schwab Global Real Estate Fund	105 bps

Schwab 1000 Index Fund	29 bps

Dated as of May 2, 2007

Amended as of July 1, 2009, June 15, 2011, September 25, 2012 and December 4, 2012